Pressure BioSciences Converts Additional $7.24M of Debt into Equity: Total Conversions Exceed $13.6M in Past 30 Days

June 12, 2018

2015/2016 Debentures, Line-of-Credit, Promissory Note, & Misc. Short-Term Debt All Converted into Equity; Investors Signal Strong Support for Company’s Planned 2018 Up-List

SOUTH EASTON, MA / ACCESSWIRE / June 12, 2018 / Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” or the “Company”), a leader in the development and sale of broadly enabling, pressure-based instruments, consumables, and platform solutions to the worldwide life sciences industry, today announced the conversion of an additional $7.24M of debt into equity, bringing the total amount of debt that has converted into equity over the past four weeks to over $13.6M.

Mr. Joseph L. Damasio, VP of Finance and CFO of PBI, said, “With today’s announced conversion of an additional $7.24M of debt to equity, total loan debt has been reduced from approximately $16.6M to approximately $3.0M, which is a level we believe the Company can manage. We are continuing to discuss the Company’s progress with remaining debt holders, and anticipate that several more may follow the lead of the approximate 40+ investors who converted their debt into equity over the past 30 days. We believe such further conversions could reduce the amount of loan debt on our Balance Sheet by an additional 10-15%.”

Mr. Richard T. Schumacher, President and CEO of PBI, expanded, “Over the past few years, we have successfully accessed debt for working capital, which has allowed us to increase revenue, enlarge our customer base, enhance our instrument and consumables line, expand our sales and marketing reach, add much needed manufacturing and development space, and strengthen other internal operational areas. At a strategic level, debt capital has allowed us to attain initial progress and IP issuances in our new Ultra Shear Technology (“UST”) platform, and to acquire all of BaroFold Corporation’s assets. We believe that both of these strategic programs will bring about substantial expansion in major new business segments, as previously announced, and will result in accelerating recognition for PBI with concomitant growth in shareholder value.”

Mr. Jeffrey N. Peterson, Chairman of the Board of Directors, concluded, “On behalf of all stakeholders in PBI, I would like to thank the many investors who converted their debt into equity over the past four weeks. Their strong and continuing financial support has helped the Company grow into an internationally recognized leader in the area of high pressure-based technologies, platforms, and services. This portfolio is helping scientists in their quest to enhance and improve healthcare worldwide through the discovery, development, and quality improvement of new drugs, vaccines, and diagnostics.”

Mr. Peterson continued, “We believe PBI’s recent accomplishments, when combined with the conversion of a majority of our loan debt into equity, will materially facilitate progress towards our stated objective of up-listing to a national exchange (NASDAQ, NYSE/Amex) later in 2018. We believe a national exchange trading platform will provide improved access to capital and trading volumes, and that these should result in a more attractive and higher-value recognition level for the Company, benefitting all shareholders.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (OTCQB: PBIO) is a leader in the development and sale of innovative, broadly enabling, pressure-based solutions for the worldwide life sciences industry. Our products are based on the unique properties of both constant (i.e., static) and alternating (i.e., pressure cycling technology, or “PCT”) hydrostatic pressure. PCT is a patented enabling technology platform that uses alternating cycles of hydrostatic pressure between ambient and ultra-high levels to safely and reproducibly control bio-molecular interactions (e.g., cell lysis, biomolecule extraction). Our primary focus is in the development of PCT-based products for biomarker and target discovery, drug design and development, biotherapeutics characterization and quality control, soil & plant biology, forensics, and counter-bioterror applications. Additionally, major new market opportunities have emerged in the use of our pressure-based technologies in the following areas: (1) the use of our recently acquired PreEMT technology from BaroFold, Inc. to allow entry into the biologics contract research services sector, and (2) the use of our recently-patented, scalable, high-efficiency, pressure-based Ultra Shear Technology (“UST”) platform to (i) create stable nanoemulsions of otherwise immiscible fluids (e.g., oils and water) and to (ii) prepare higher quality, homogenized, extended shelf-life or room temperature stable low-acid liquid foods that cannot be effectively preserved using existing non-thermal technologies.

Forward Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” estimates,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. In evaluating these statements, you should specifically consider various factors. Actual events or results may differ materially. These and other factors may cause our actual results to differ materially from any forward-looking statement. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Investor Contacts:

Richard T. Schumacher, President and CEO
(508) 230-1828 (T)

Joseph L. Damasio, VP of Finance and CFO
(508) 230-1829 (F)

Jeffrey N. Peterson, Chairman of the Board
(650) 812-8121 (T)

For more information about PBI and this press release, please click on the following website link:

http://www.pressurebiosciences.com
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